Exhibit 99.1
NVR, INC. ANNOUNCES FIRST QUARTER RESULTS

April 21, 2021, Reston, VA—NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced net income for its first quarter ended March 31, 2021 of $248.8 million, or $63.21 per diluted share. Net income and diluted earnings per share for the first quarter ended March 31, 2021 increased 42% and 41%, respectively, when compared to 2020 first quarter net income of $175.7 million, or $44.96 per diluted share. Consolidated revenues for the first quarter of 2021 totaled $2.04 billion, which increased 29% from $1.58 billion in the first quarter of 2020.
Homebuilding
New orders in the first quarter of 2021 increased by 26% to 6,314 units, when compared to 5,015 units in the first quarter of 2020. The average sales price of new orders in the first quarter of 2021 was $410,500, an increase of 10% when compared with the first quarter of 2020. The cancellation rate in the first quarter of 2021 was 10% compared to 21% in the first quarter of 2020. Settlements in the first quarter of 2021 increased by 20% to 5,072 units, compared to 4,230 units in the first quarter of 2020. Our backlog of homes sold but not settled as of March 31, 2021 increased on a unit basis by 42% to 12,791 units and increased on a dollar basis by 51% to $5.20 billion when compared to the respective backlog unit and dollar balances as of March 31, 2020.
Homebuilding revenues of $1.96 billion in the first quarter of 2021 increased by 26% compared to homebuilding revenues of $1.56 billion in the first quarter of 2020. Gross profit margin in the first quarter of 2021 increased to 19.7%, compared to 16.8% in the first quarter of 2020. Gross profit margin in the first quarter of 2020 was impacted by contract land deposit impairments of approximately $36.4 million, or 234 basis points of revenue. Income before tax from the homebuilding segment totaled $253.4 million in the first quarter of 2021, an increase of 69% when compared to the first quarter of 2020.
Mortgage Banking
Mortgage closed loan production in the first quarter of 2021 totaled $1.41 billion, an increase of 25% when compared to the first quarter of 2020. Income before tax from the mortgage banking segment totaled $58.6 million in the first quarter of 2021, an increase of 411% when compared to $11.5 million in the first quarter of 2020. This increase was primarily attributable to increased mortgage volume in the first quarter of 2021, coupled with income in the first quarter of 2020 being adversely impacted by disruptions in the mortgage markets related to the COVID-19 pandemic, which resulted in a reduction in fair value of mortgage servicing rights.
Effective Tax Rate
Our effective tax rate for the three months ended March 31, 2021 was an expense of 20.3% as compared to a benefit of 8.9% for the three months ended March 31, 2020. The increase in the effective tax rate quarter over quarter is primarily attributable to recognizing a lower income tax benefit related to excess tax benefits from stock option exercises in the first quarter of 2021. For the three months ended March 31, 2021 and March 31, 2020 we recognized $17.4 million and $55.7 million, respectively, in such income tax benefits.
Other Matters - COVID-19
The COVID-19 pandemic has had a significant impact on all facets of our business. Our primary focus as we face this challenge is to do everything we can to ensure the safety and well-being of our employees, customers and trade partners. Residential construction has been deemed an essential business in each of the markets we operate. In each of our markets, we continue to operate in accordance with the guidelines issued by the Centers for Disease Control and Prevention as well as state and local health department guidelines, which has resulted in significant changes to the way we conduct business.

Although current demand for new homes is strong, there remains uncertainty regarding the extent and timing of disruption to our business that may result from COVID-19 and related governmental actions. There is also uncertainty as to the effects of economic relief efforts on the U.S. economy, unemployment, consumer confidence, demand for our homes and the mortgage market, including lending standards and secondary mortgage markets. We are unable to predict the extent to which this will impact our operational and financial performance including the impact of future developments such as the duration and spread of COVID-19, corresponding governmental actions, and the impact of such on our employees, customers and trade partners.
About NVR
NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-three metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.
Some of the statements in this release made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should” or “anticipates” or the negative thereof or other comparable terminology. All statements other than of historical facts are forward-looking statements. Forward-looking statements contained in this document may include those regarding market trends, NVR’s financial position, business strategy, the outcome of pending litigation, investigations or similar contingencies, projected plans and objectives of management for future operations. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of NVR to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to the following: the impact of COVID-19 on the economy; general economic and business conditions (on both a national and regional level); interest rate changes; access to suitable financing by NVR and NVR’s customers; increased regulation in the mortgage banking industry; the ability of our mortgage banking subsidiary to sell loans it originates into the secondary market; competition; the availability and cost of land and other raw materials used by NVR in its homebuilding operations; shortages of labor; weather related slow-downs; building moratoriums; governmental regulation; fluctuation and volatility of stock and other financial markets; mortgage financing availability; and other factors over which NVR has little or no control. NVR undertakes no obligation to update such forward-looking statements except as required by law.

NVR, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2021	2020

Homebuilding:
Revenues	$1,963,711	$1,555,707
Other income	1,586	5,336
Cost of sales	(1,577,453)	(1,294,743)
Selling, general and administrative	(121,419)	(110,167)
Operating income	266,425	156,133
Interest expense	(13,006)	(6,214)
Homebuilding income	253,419	149,919

Mortgage Banking:
Mortgage banking fees	77,735	26,821
Interest income	2,032	2,469
Other income	867	649
General and administrative	(21,656)	(18,211)
Interest expense	(391)	(272)
Mortgage banking income	58,587	11,456

Income before taxes	312,006	161,375
Income tax (expense) benefit	(63,244)	14,328

Net income	$248,762	$175,703

Basic earnings per share	$67.72	$47.97

Diluted earnings per share	$63.21	$44.96

Basic weighted average shares outstanding	3,673	3,663

Diluted weighted average shares outstanding	3,935	3,908

NVR, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Homebuilding:
Cash and cash equivalents	$2,753,123	$2,714,720
Restricted cash	36,193	28,912
Receivables	22,059	18,299
Inventory:
Lots and housing units, covered under sales agreements with customers	1,623,941	1,484,936
Unsold lots and housing units	116,141	123,197
Land under development	63,153	62,790
Building materials and other	26,557	38,159
	1,829,792	1,709,082

Contract land deposits, net	396,903	387,628
Property, plant and equipment, net	55,720	57,786
Operating lease right-of-use assets	50,770	53,110
Reorganization value in excess of amounts allocable to identifiable assets, net	41,580	41,580
Other assets	219,479	203,399
	5,405,619	5,214,516
Mortgage Banking:
Cash and cash equivalents	21,061	63,547
Restricted cash	3,867	2,334
Mortgage loans held for sale, net	334,782	449,760
Property and equipment, net	4,460	4,544
Operating lease right-of-use assets	12,087	12,439
Reorganization value in excess of amounts allocable to identifiable assets, net	7,347	7,347
Other assets	31,585	22,654
	415,189	562,625
Total assets	$5,820,808	$5,777,141

NVR, Inc.
Consolidated Balance Sheets (Continued)
(in thousands, except share and per share data)
(unaudited)

	March 31, 2021	December 31, 2020
LIABILITIES AND SHAREHOLDERS' EQUITY
Homebuilding:
Accounts payable	$360,881	$339,867
Accrued expenses and other liabilities	458,849	440,671
Customer deposits	314,453	240,758
Operating lease liabilities	56,697	59,357
Senior notes	1,517,114	1,517,395
	2,707,994	2,598,048
Mortgage Banking:
Accounts payable and other liabilities	53,335	62,720
Operating lease liabilities	12,972	13,299
	66,307	76,019
Total liabilities	2,774,301	2,674,067

Commitments and contingencies

Shareholders' equity:
Common stock, $0.01 par value; 60,000,000 shares authorized; 20,555,330 shares issued as of both March 31, 2021 and December 31, 2020	206	206
Additional paid-in capital	2,272,006	2,214,426
Deferred compensation trust – 106,697 shares of NVR, Inc. common stock as of both March 31, 2021 and December 31, 2020	(16,710)	(16,710)
Deferred compensation liability	16,710	16,710
Retained earnings	9,059,882	8,811,120
Less treasury stock at cost – 16,915,721 and 16,859,753 shares as of March 31, 2021 and December 31, 2020, respectively	(8,285,587)	(7,922,678)
Total shareholders' equity	3,046,507	3,103,074
Total liabilities and shareholders' equity	$5,820,808	$5,777,141

NVR, Inc.
Operating Activity
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2021		2020
	Units	Average Price	Units	Average Price
New orders, net of cancellations:
Mid Atlantic (1)	2,291	$502.2	2,061	$442.2
North East (2)	440	$474.7	358	$382.2
Mid East (3)	1,795	$350.4	1,225	$326.2
South East (4)	1,788	$337.6	1,371	$305.6
Total	6,314	$410.5	5,015	$372.3

	Three Months Ended March 31,
	2021		2020
	Units	Average Price	Units	Average Price
Settlements:
Mid Atlantic (1)	2,010	$465.7	1,795	$431.2
North East (2)	372	$436.0	281	$377.7
Mid East (3)	1,263	$336.4	985	$325.6
South East (4)	1,427	$308.6	1,169	$303.5
Total	5,072	$387.2	4,230	$367.8

	As of March 31,
	2021		2020
	Units	Average Price	Units	Average Price
Backlog:
Mid Atlantic (1)	4,760	$488.2	3,878	$445.3
North East (2)	1,018	$463.7	664	$407.6
Mid East (3)	3,406	$350.6	2,053	$331.5
South East (4)	3,607	$336.6	2,423	$314.9
Total	12,791	$406.9	9,018	$381.6

NVR, Inc.
Operating Activity (Continued)
(dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Average active communities:
Mid Atlantic (1)	159	189
North East (2)	35	40
Mid East (3)	140	138
South East (4)	111	108
Total	445	475

	Three Months Ended March 31,
	2021	2020
Homebuilding data:
New order cancellation rate	10%	21%
Lots controlled at end of period	108,700	103,600

Mortgage banking data:
Loan closings	$1,412,879	$1,132,104
Capture rate	89%	91%

Common stock information:
Shares outstanding at end of period	3,639,609	3,673,694
Number of shares repurchased	86,523	57,611
Aggregate cost of shares repurchased	$377,425	$216,582

(1)	Maryland, Virginia, West Virginia, Delaware and Washington, D.C.
(2)	New Jersey and Eastern Pennsylvania
(3)	New York, Ohio, Western Pennsylvania, Indiana and Illinois
(4)	North Carolina, South Carolina, Tennessee and Florida

Investor Relations Contact:
Curt McKay
(703) 956-4058
ir@nvrinc.com